Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
425-453-9400

ESTERLINE ANNOUNCES FISCAL 2013 THIRD QUARTER EARNINGS RESULTS

Solid Operating Performance; Continued Expectation of Strong Finish for the Year

BELLEVUE, Wash., August 29, 2013 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving global aerospace/defense markets, today reported third fiscal quarter (ended July 26, 2013) earnings from continuing operations of $39.2 million, or $1.23 per diluted share, on sales of $478.1 million. Excluding certain discrete charges detailed below, earnings from continuing operations in the third quarter were $52.7 million, or $1.65 per diluted share. This compares with adjusted earnings from continuing operations in the third quarter of fiscal 2012 of $35.1 million, or $1.14 per diluted share, which excluded a $1.69 per diluted share charge detailed below. Sales in the year-ago third quarter were $485.9 million.

Esterline Chief Executive Officer Brad Lawrence said the company’s third quarter operating results “...came in about where we expected, reflecting strength in commercial aerospace markets, offset by continued and anticipated softness in certain defense programs.” Lawrence said the third quarter’s solid operating results “…combine with a laser focus on executing against existing backlog to provide further confidence in the company’s view of a strong finish for the year.” He said that Esterline operations have “…responded quite well to the tough defense environment and are leveraging the positive trends in commercial markets to push profitability improvement, both through careful cost control and the advantages of scale that accompany growth,” adding, “…you can see Esterline’s underlying strength in the drop-through to free cash flow—a record $159 million through nine months—and our ability to maintain a rock-solid balance sheet, two keys to continuing our long-term growth strategy.”

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Lawrence went on to note that specific positive factors influencing the company’s performance included “...the continuation of strong single-aisle build rates for new aircraft, stability in the commercial aircraft aftermarket, a good mix for our engineered materials in defense applications, and favorable tax items.”

Lawrence said the company is “...intensely focused on execution in the fourth quarter” and is maintaining its full-year guidance for adjusted earnings per share from continuing operations in the range of $5.30 to $5.50, excluding certain discrete charges detailed in Table 1 below, on sales of approximately $2.0 billion. Lawrence noted that the company’s view of the fourth quarter incorporates an expectation of “…robust sales and strong operating results tempered by customer approvals on shipments and unexpected push-outs, such as those that prompted our Racal Acoustics business to take an estimated, non-cash, $3.5 million charge for goodwill impairment in the third quarter.” Lawrence noted that the reiterated full-year guidance excludes the goodwill impairment charge, as well as a third quarter estimated charge related to certain compliance errors, discussed in our second quarter 10-Q filing, of $10 million. The final charge amount will be subject to the outcome of discussions with and approval by the Directorate of Defense Trade Controls (DDTC).

Table 1: Effect of Discrete Charges on 3rd Fiscal Quarter 2013 EPS from Continuing Operations

Earnings Per Share – U.S. GAAP	$1.23

Goodwill Impairment Estimated Charge	(0.11)
DDTC Estimated Charge	(0.31)

Total Discrete Items	$(0.42)

The company’s third quarter gross margin of 37.4% was up significantly compared with the 2012 third quarter level of 35.4%. The increase was primarily due to cost efficiency efforts

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Page 3 of 7 Esterline Announces Fiscal 2013 Third Quarter Earnings Results

and better product mix in some areas. Selling, general and administrative (SG&A) expense, excluding the $10 million DDTC estimated charge, was 19.2% of sales in the quarter, compared with the prior-year level of 18.9% of sales. Including the charge, SG&A expense was 21.3% of sales in the third quarter of fiscal 2013.

R&D expense, at 5.0% of sales in the third quarter of fiscal 2013, remained consistent with our expectations. Last year, R&D expense was 5.6% of sales in the third quarter.

As expected and previously disclosed, the company’s income tax rate for the third quarter included $8.7 million in discrete tax benefits principally due to a release of tax reserves and a reduction in the U.K. corporate tax rates, resulting in a tax rate for the quarter of 2.8%.

Third quarter net earnings (including discontinued operations) for fiscal 2013 were $38.2 million, or $1.20 per diluted share, compared with a net loss of $17.1 million, or $(0.55) per diluted share, in the third quarter of fiscal 2012, which included a $52.2 million charge against goodwill for the Racal Acoustics business. Excluding the identified goodwill impairments in both periods and the DDTC charge in 2013, net earnings in the third quarter of fiscal 2013 were $51.7 million, or $1.62 per diluted share, compared with $35.1 million, or $1.14 per diluted share, in the prior-year period.

For the first nine months of fiscal 2013, the company reported earnings from continuing operations of $99.8 million, or $3.15 per diluted share. Excluding the goodwill impairment and DDTC charges noted earlier, earnings from continuing operations in the first nine months were $113.3 million, or $3.58 per diluted share. This compares with the prior-year period adjusted earnings of $103.0 million, or $3.30 per diluted share. Net earnings (including discontinuing operations) for the first nine months of fiscal 2013 were $98.9 million, or $3.12 per diluted share. Net sales in the first nine months of fiscal 2013 and 2012 were $1.44 billion and $1.46 billion, respectively.

New orders in the third quarter of fiscal 2013 were $463.1 million compared with $415.4 million for the same period last year, primarily reflecting increased order volumes in commercial and adjacent markets, partially offset by the decrease in order volumes for certain defense products.

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Page 4 of 7 Esterline Announces Fiscal 2013 Third Quarter Earnings Results

New orders for the first nine months of fiscal 2013 were $1.43 billion compared with $1.45 billion for the same period last year. Total backlog grew to $1.31 billion compared with $1.24 billion at the end of the prior-year period.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-515-2907; outside the U.S., use 617-399-5121. The pass code for the call is: 19075152.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 5 of 7 Esterline Announces Fiscal 2013 Third Quarter Earnings Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	Jul 26, 2013	Jul 27, 2012	Jul 26, 2013	Jul 27, 2012
Segment Sales
Avionics & Controls	$179,572	$195,059	$546,272	$569,656
Sensors & Systems	175,864	171,603	524,638	527,958
Advanced Materials	122,632	119,287	364,682	364,048

Net Sales	478,068	485,949	1,435,592	1,461,662
Cost of Sales	299,166	313,853	914,969	946,962

	178,902	172,096	520,623	514,700
Expenses
Selling, general and administrative	101,822	91,869	298,711	285,516
Research, development and engineering	24,103	27,198	72,837	83,138
Gain on settlement of contingency	—	—	—	(11,891)
Goodwill impairment	3,454	52,169	3,454	52,169
Other income	—	(1,263)	—	(1,263)

Total Expenses	129,379	169,973	375,002	407,669

Operating Earnings From Continuing Operations	49,523	2,123	145,621	107,031
Interest income	(132)	(109)	(381)	(320)
Interest expense	9,050	12,159	30,976	35,171
Loss on extinguishment of debt	—	—	946	—

Earnings (Loss) From Continuing Operations Before Income Taxes	40,605	(9,927)	114,080	72,180
Income Tax Expense	1,151	6,963	13,027	20,677

Earnings (Loss) From Continuing Operations Including Noncontrolling Interests	39,454	(16,890)	101,053	51,503
Earnings Attributable to Noncontrolling Interests	(241)	(214)	(1,207)	(628)

Earnings (Loss) From Continuing Operations Attributable to Esterline	39,213	(17,104)	99,846	50,875
Loss From Discontinued Operations Attributable to Esterline, Net of Tax	(975)	—	(975)	—

Net Earnings (Loss) Attributable to Esterline	$38,238	$(17,104)	$98,871	$50,875

Earnings (Loss) Per Share – Basic:
Continuing Operations	$1.25	$(.55)	$3.21	$1.66
Discontinued Operations	(.03)	.00	(.03)	.00

Earnings (Loss) Per Share – Basic	$1.22	$(.55)	$3.18	$1.66

Earnings (Loss) Per Share – Diluted:
Continuing Operations	$1.23	$(.55)	$3.15	$1.63
Discontinued Operations	(.03)	.00	(.03)	.00

Earnings (Loss) Per Share – Diluted	$1.20	$(.55)	$3.12	$1.63

Weighted Average Number of Shares Outstanding – Basic	31,297	30,835	31,100	30,712
Weighted Average Number of Shares Outstanding – Diluted	31,870	30,835	31,663	31,266

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings (Loss) from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	Jul 26, 2013	Jul 27, 2012	Jul 26, 2013	Jul 27, 2012
Segment Sales
Avionics & Controls	$179,572	$195,059	$546,272	$569,656
Sensors & Systems	175,864	171,603	524,638	527,958
Advanced Materials	122,632	119,287	364,682	364,048

Net Sales	$478,068	$485,949	$1,435,592	$1,461,662

Earnings (Loss) From Continuing Operations
Before Income Taxes
Avionics & Controls	$20,597 [1]	$(25,611)[2]	$60,651 [1]	$12,703 [2]
Sensors & Systems	21,584	18,305	63,792	49,830
Advanced Materials	28,135	17,293	74,402	66,526

Segment Earnings	70,316	9,987	198,845	129,059
Corporate expense	(20,793)	(9,127)	(53,224)	(35,182)
Gain on settlement of contingency	—	—	—	11,891
Other income	—	1,263	—	1,263
Interest income	132	109	381	320
Interest expense	(9,050)	(12,159)	(30,976)	(35,171)
Loss on extinguishment of debt	—	—	(946)	—

Earnings (Loss) From Continuing Operations Before Income Taxes	$40,605	$(9,927)	$114,080	$72,180

[1]	Includes a $3.5 million estimated impairment charge against goodwill of Racal Acoustics.
[2]	Includes a $52.2 million impairment charge against goodwill of Racal Acoustics.

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Jul 26, 2013	Jul 27, 2012
Assets
Current Assets
Cash and cash equivalents	$199,248	$213,073
Cash in escrow	4,017	5,014
Accounts receivable, net	332,069	333,815
Inventories	445,790	410,515
Income tax refundable	9,084	10,409
Deferred income tax benefits	47,329	46,078
Prepaid expenses	21,524	23,872
Other current assets	3,774	2,651

Total Current Assets	1,062,835	1,045,427
Property, Plant and Equipment, Net	363,155	355,051
Other Non-Current Assets
Goodwill	1,106,867	1,076,874
Intangibles, net	584,485	608,416
Debt issuance costs, net	6,637	9,294
Deferred income tax benefits	93,374	88,208
Other assets	7,558	18,756

	$3,224,911	$3,202,026

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$117,041	$109,936
Accrued liabilities	258,447	268,889
Credit facilities	109	127
Current maturities of long-term debt	21,939	12,521
Deferred income tax liabilities	1,215	3,503
Federal and foreign income taxes	1,954	13,713

Total Current Liabilities	400,705	408,689
Long-Term Liabilities
Credit facilities	170,000	300,000
Long-term debt, net of current maturities	562,444	619,753
Deferred income tax liabilities	198,809	208,702
Pension and post-retirement obligations	125,673	89,770
Other liabilities	32,616	34,180
Total Shareholders’ Equity	1,734,664	1,540,932

	$3,224,911	$3,202,026